Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Kintara Therapeutics, Inc. (the “Company”) on Amendment No. 2 to Form S-4 (File No. 333-279368) of our report dated September 18, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Kintara Therapeutics Inc, Inc. as of June 30, 2023 and June 30, 2022 and for the each of the two years in the period ended June 30, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

July 19, 2024